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                 [PADGETT, STRATEMANN, & CO., L.L.P. LETTERHEAD]

September 28, 1998

Mr. Roger Tuttle
Dyna Group International, Inc.
1661 S. Seguin
New Braunfels, Texas 78130

Dear Mr. Tuttle:

This letter is to explain our understanding of the arrangements for the services we are to perform for Dyna Group International, Inc. and Subsidiary (the "Company") for the year ending December 31, 1998. We ask that you either confirm or amend this understanding.

We will perform an audit of Dyna Group International, Inc. and Subsidiary's consolidated financial statements as of and for the year ending December 31, 1998. We understand that the financial statements will be prepared in accordance with generally accepted accounting principles. We will also perform the additional procedures and reviews required for our report to be included in the Company's Form 10K.

We will conduct the audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit will provide a reasonable basis for our report.

On January 1, 2000, information technology experts believe that many application systems may fail as a result of erroneous calculations and data integrity problems. The effects of this issue will vary from system to system and may adversely affect an entity's operations as well as its ability to prepare financial statements.

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Mr. Roger Tuttle
Dyna Group International, Inc.
New Braunfels, Texas

September 28, 1998 - page 2




An audit of the financial statements made in accordance with generally accepted auditing standards is not designed to determine whether your information systems are Year 2000 compliant. Furthermore, we remind you that we have no responsibility in regards to Dyna Group International, Inc. and Subsidiary's efforts to make your information systems Year 2000 compliant nor to provide you with assurance on whether the Company has addressed or will be able to address all of the affected systems on a timely basis. The responsibilities necessary to conform the Company's information systems to be Year 2000 compliant are those of the Company's management. However, we may choose to communicate to management of the Company Year 2000 Issue matters that come to our attention during the course of our engagement.

We will notify you immediately if circumstances relating to the condition of your records and/or the availability of sufficient, competent evidential matter arise during the course of our work which in our professional judgment prevent us from completing the audit. In such a situation, we retain the unilateral right to take any course of action permitted by professional standards, including withdrawal from the engagement.

An audit is subject to the inherent risk that material errors, irregularities, or illegal acts, including fraud or defalcations, if they exist, will not be detected. Should you wish us to direct special procedures to such matters, we would be pleased to work with you to develop a separate engagement for that purpose.

The consolidated financial statements are the responsibility of the Company's management. Management has the responsibility for properly recording transactions in the records, for safeguarding assets, and for preparing reliable financial statements. At the conclusion of our audit, we will request certain written representations from you about the consolidated financial statements and matters related thereto.

During the course of our engagement, we may accumulate records containing data which should be reflected in your books and records. You will determine that all such data, if necessary, will be so reflected. Accordingly, you will not expect us to maintain copies of such records in our possession.


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Mr. Roger Tuttle
Dyna Group International, Inc.
New Braunfels, Texas

September 28, 1998 - page 3


The assistance to be supplied by your personnel will be described in the client participation list, to be provided at a later date, which outlines the specific schedules and analysis that should be completed by your personnel, including the dates when the information should be available to us. The timely completion of this work is essential to the timely completion of the audit.

Our fee for providing the above services will range from $26,000 to $28,000, which includes out-of-pocket expenses, assuming that the above schedules and other items are received by us on a timely basis. It also assumes that the Company's Mexican joint venture will be audited by an acceptable independent CPA firm. Interim billings will be submitted a periodic dates to cover charges and expenses incurred. Bills for services are due when provided, payable in San Antonio, Texas. If we discover any material changes in time requirements or nature of services, we will discuss the situation with you before we proceed.

This engagement includes only those services specifically described in this letter. Appearances before judicial proceedings, governmental organizations, or regulatory bodies arising out of this engagement will be billed to you separately.

Certain additional reviews and other procedures are required under our quality assurance system whenever our reports are included, or we are named as, accountants, auditors, or "experts" in a document used in a public or private offering of equity or debt securities. Accordingly, you agree that you will not include our reports, or otherwise make references to us, in any public or private securities offering without first obtaining our consent. You also agree that any other public distribution of our report will be submitted to us for approval prior to distribution. You agree to provide us with proofs or masters of such offering documents for our review and approval before printing, and with a copy of the final reproduced material for our approval before it is distributed. Our fees for review and approval of such proofs or masters, and any related services to be provided in connection therewith, will be established with you at the time such services are determined to be necessary or appropriate.

Although we do not anticipate any disagreement, should you become dissatisfied with our services at any time, we ask that you bring your dissatisfaction to our attention promptly. If we are unable to resolve matters to your satisfaction, it is agreed that you will participate in mediation, under the Commercial Mediation Rules of the American Arbitration Association, before you assert any claim.
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Mr. Roger Tuttle
Dyna Group International, Inc.
New Braunfels, Texas

September 28, 1998 - page 4



This letter constitutes the complete and exclusive statement of agreement between Padgett, Stratemann & Co., L.L.P. and Dyna Group International, Inc. and Subsidiary, superseding all other communications, with respect to the terms of the engagement between the parties.

If you are in agreement with the terms of this letter, please sign one copy and return it for our files.

We have enjoyed our past association with your Company and appreciate the opportunity to continue providing professional services.

Sincerely,



/s/ BILL K. WISECARVER

Bill K. Wisecarver
Partner

BKW:kas

The foregoing letter fully described our understanding and is accepted by us.

DYNA GROUP INTERNATIONAL, INC. AND SUBSIDIARY



/s/ ROGER TUTTLE
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Roger Tuttle



Oct. 14, 1998
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Date